SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant
Filed by a party other than the registrant |X|
Check the appropriate box:
[_] Preliminary proxy statement     |_| Confidential, for use of the  Commission
                                    only (as permitted by Rule 14a-6(e)(2)

|_| Definitive proxy statement
|X| Definitive additional materials
|_| Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             ESKIMO PIE CORPORATION
                (Name of Registrant as Specified in Its Charter)

                       YOGEN FRUZ WORLD-WIDE INCORPORATED
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     |X| No fee required.
     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transactions applies:

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     (3) Per unit  price  of other  underlying  value  of  transaction  computed pursuant to Exchange Act Rule 0-11:(1)

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     |_| Fee paid previously with preliminary materials.

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     |_| Check box if any part of the fee is offset as provided by Exchange  Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or Registration Statement no.:

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     (3) Filing party:

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     (4) Date filed:

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(1)  Set forth the amount on which the filing fee is calculated and state how it was determined.

                       YOGEN FRUZ WORLD-WIDE INCORPORATED

                               -------------------

                             Eskimo Pie Corporation
                       1999 Annual Meeting of Shareholders
                         Scheduled for September 8, 1999

                               -------------------

TO ALL SHAREHOLDERS OF ESKIMO PIE CORPORATION:

     The enclosed additional Proxy materials and proxy card are being furnished to you, as a holder of the Common Stock of Eskimo Pie Corporation ("Eskimo"), in connection with the solicitation of proxies by Yogen Fruz World-Wide
Incorporated ("Yogen") for use in connection with the 1999 Annual Meeting of Eskimo's Shareholders ("Shareholders"), which is scheduled to be held on September 8, 1999 at 10:00 A.M. in the Auditorium of the Crestar Center, 919 East Main Street, Richmond, VA and at adjournments or postponements thereof (the "Annual Meeting"). YOU SHOULD HAVE ALREADY RECEIVED YOGEN'S PROXY STATEMENT AND BLUE PROXY CARD IN THE MAIL. THE ENCLOSED MATERIALS EXPLAIN WHY YOU SHOULD VOTE IN FAVOR OF THE YOGEN PROPOSALS ON THE ENCLOSED BLUE PROXY CARD.

     YOUR PROXY IS IMPORTANT. IF YOU HAVE ALREADY SUBMITTED A PROXY FOR THE ANNUAL MEETING, ON ESKIMO'S WHITE PROXY CARD YOU MAY CHANGE YOUR VOTE TO A VOTE FOR THE YOGEN FRUZ WORLDWIDE INCORPORATED PROPOSALS BY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD FOR THE ANNUAL MEETING, WHICH MUST BE DATED AFTER ANY PROXY YOU MAY HAVE SUBMITTED TO ESKIMO. ONLY YOUR LATEST DATED PROXY FOR THE ANNUAL MEETING WILL COUNT AT SUCH MEETING. NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN, PLEASE VOTE FOR THE YOGEN PROPOSALS BY SO MARKING, SIGNING, DATING AND MAILING THE ENCLOSED BLUE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY.

     You CANNOT use Management's WHITE proxy card to vote FOR the Yogen proposals set forth on the enclosed BLUE PROXY CARD. IF YOU HAVE NOT ALREADY MAILED THE WHITE PROXY CARD, PLEASE DISCARD THE WHITE PROXY CARD AND MAIL THE ENCLOSED BLUE PROXY CARD. IF YOU HAVE MAILED US A BLUE PROXY CARD AND HAVE NOT SUBSEQUENTLY MAILED A WHITE PROXY CARD TO ESKIMO, YOU NEED NOT TAKE ANY FURTHER ACTION.

     Proxies in the accompanying BLUE proxy card, duly executed and mailed, and which are not revoked, will be voted at the Annual Meeting.

     The address and telephone number of Yogen, to which all BLUE proxy cards should be remitted prior to the Annual Meeting are:

                              TENZER GREENBLATT LLP
                        405 Lexington Avenue, 23rd Floor
                            New York, New York 10174
                               Tel: (212) 885-5000
                           Attn: Benjamin Raphan, Esq.

     If you have any questions or have any difficulty granting proxies, you are invited to call Michael Serruya at Yogen at 905-479-8762 (Extension 225).

                           Yogen Fruz Proxy Challenge

                         ===============================
                           Plan to Maximize Value for
                           Shareholders of Eskimo Pie
                         ===============================


                                  August 1999

The Yogen Fruz Proxy Challenge




Objective:     To promptly  bring the highest  price to  shareholders  for their stock.


Strategy:      To break up Eskimo Pie  Corporation and achieve the maximum value for its assets by selling each asset to its natural buyer.


Tactics:       To  solicit  proxies  from  fellow  shareholders  of  Eskimo  Pie
               Corporation to replace the current Board of Directors and Management of Eskimo Pie with a slate of nominees committed to one thing only: maximizing value for all of the shareholders of Eskimo Pie.

Rationale:

The current Board of Directors and Management of Eskimo Pie have failed to maximize shareholder value.

It is clear to us that they are committed above all to:

     o    maintaining the status quo

     o    keeping their jobs

     o continuing a failed "growth strategy" that has produced - and will go on producing - only declining sales and profits

     o    doing nothing to increase the price of Eskimo Pie shares

Unless the current Board and Management are voted out by the shareholders, we believe the stock will further decline steeply.

With your proxy, Yogen Fruz believe its plan to maximize shareholder should result in the return of at least $15.00 per share to you and every other shareholder of Eskimo Pie.

Yogen Fruz World-Wide, Inc.

Yogen Fruz is largest shareholder of Eskimo Pie Corporation.

     o    587,700 shares

     o    17% of the issued and outstanding shares

As the largest shareholder, we have the most to gain from any plan that successfully maximizes shareholder value - and the most to lose by not pursuing such a plan.

     o    Yogen Fruz has approximately $7.5 million invested in Eskimo Pie

     o    Our average price is almost $13.00 per share

Yogen Fruz profits from its investment only by bringing each shareholder $13.00 or more per share - and we believe we know how to do it.

Yogen Fruz will not buy Eskimo Pie Corporation or any of its assets. Yogen Fruz is committed to being the seller - not the buyer - of Eskimo Pie, to succeed in bringing the highest price for Eskimo Pie stock, in its own best interest and that of every other shareholder.

Yogen Fruz represents to you, and all other shareholders of Eskimo Pie, that Yogen Fruz and its Nominees will accept no fees or compensation of any kind for performing any of the services or duties in any way connected with carrying out its plan to maximize value for shareholders.

The Break-Up Strategy


The current Board of Directors and Management of Eskimo Pie have proven that maximizing value to shareholders cannot be achieved by:

     o operating the company - its sales and profits are declining and will continue to do so

     o    selling the company as a whole to any single buyer

The way to get the highest price for Eskimo Pie's stock is to break up the assets and sell them to the natural buyers for each asset.

As the largest shareholder, Yogen Fruz gains more from selling all of the parts to others than from buying any of the parts itself. That's why we have committed to you that we are not a buyer.

Our interest is the same as all other shareholders: to get the highest price for our shares of Eskimo Pie.

The Break-Up Strategy


Eskimo Pie cannot be sold "as a whole" to any single buyer for the highest price because Eskimo Pie is a hodge-podge collection of small dissimilar parts.

     o Each potential buyer is motivated to acquire one or several parts of Eskimo Pie - those parts that synergize effectively with the potential buyer's existing business.

     o However, for each potential buyer, certain parts of Eskimo Pie are undesirable and do not synergize effectively or at all. The buyer will not pay full value for these parts.

     o If forced to pay for the whole company, the buyer will discount its offer based on the parts it does not want or doesn't plan on keeping.

     o    Selling each part to a buyer that only wants that part gets full value
          - even a premium over the full value.

The Break-Up Strategy


No bona fide offers were received to purchase Eskimo Pie Corporation as a whole because the Board of Directors communicated that no offer of less than $13.00 per share would be entertained.

No potential buyer for the whole company came forward at $13.00. In fact, all potential buyers declined to submit an offer.

However, many potential buyers had strong interest in acquiring one or more parts of Eskimo Pie, and would pay full value for those parts.

The current Board of Directors and Management of Eskimo Pie chose to ignore this fact - thus preventing a sale of Eskimo Pie.

Yogen Fruz's Proxy Challenge recognizes this fact as the key to obtaining full value for Eskimo Pie's shareholders.

The Break-Up Strategy

The Yogen Fruz Proxy Challenge recognizes the fact that buyers will pay more for each specific asset but less in total for the whole company. The Break-Up Strategy will bring by far the highest total price to Eskimo Pie shareholders for just this reason.

In many cases, a buyer will pay a premium over the full value of the asset it wishes to acquire, when it is purchasing only the assets it truly wants, and is not being forced into a larger deal only for the purpose of acquiring assets it does not even want or intend to keep.

Example: Yogen Fruz offered to buy just the Weight Watchers License for $8.5 million. The Weight Watchers business is approximately $8 million at wholesale, so our offer was more than dollar for dollar on sales. Still, the current Board of Directors of Eskimo Pie rejected this offer.

However,  if Eskimo Pie as a whole were sold one dollar for each dollar of sales
- which it cannot be for the reasons already given - the price would be around $65 million, or $18.77 per share. Yogen Fruz believes all of the parts of Eskimo Pie can be sold at full value if sold separately to the right buyers.

Valuation Of Each Part Of Eskimo Pie

------------------------------------------------------------------------------------------------------------------------------------
Asset                                   Cash Flow            Value
------------------------------------------------------------------------------------------------------------------------------------
Eskimo Pie Brand                        10,600,000           21,200,000         2x cash flow
------------------------------------------------------------------------------------------------------------------------------------
Welch's License                         5,200,000            10,400,000         2x cash flow
------------------------------------------------------------------------------------------------------------------------------------
Ingredients/Flavors Business            1,000,000            10,000,000         10x cash flow (with Real Estate)
------------------------------------------------------------------------------------------------------------------------------------
Soft Serve Mix Business                 1,450,000            8,600,000          5.5x cash flow, plus $600,000 for
                                                                                equipment
------------------------------------------------------------------------------------------------------------------------------------
Weight Watchers License                 2,400,000            8,500,000          3.5+x cash flow (YF offered this)
------------------------------------------------------------------------------------------------------------------------------------
Corporate Office Building               NA                   2,800,000          (Real Estate only)
------------------------------------------------------------------------------------------------------------------------------------
Nabisco Novelty License                 670,000              1,340,000          2x cash flow
------------------------------------------------------------------------------------------------------------------------------------
Printed Wrap Factory                    NA                   2,250,000          (Real Estate only)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                        65,090,000                                   18.79 per share
------------------------------------------------------------------------------------------------------------------------------------


The valuations for Eskimo Pie's "National Brands" (Eskimo Pie, Welch's, Weight Watchers, Nabisco and Eskimo Pie's soft serve mix business) are based on multiples ranging from 2x to 5.5x of the buyer's estimated synergized "cash flow" from the purchased asset. We believe these multiples are conservative in relation to recent transactions of a comparable nature in the same industry (see attached report of Kahn Consulting, Inc.).

Valuations for Eskimo Pie's Ingredients/Flavors Business and 2 Real Estate properties (corporate office building in Richmond, VA and Packaging factory in Bloomfield, NJ) are based on Yogen Fruz's own investigation.

"Cash Flow" means Yogen Fruz's estimate of net pretax profits before allocation of general corporate overhead. Cash flow is after deducting all direct expense incurred on, or allocated against, each asset, including marketing expense, brokerage and market research expense. Potential buyers already have a full corporate overhead. Accordingly, "cash flow" represents Yogen Fruz's estimate of the net contribution to profitability for the Buyer from the acquired asset.

The Break-Up Strategy


Based on the gross values for each of the parts of Eskimo Pie, we estimate that the net yield per share of Eskimo Pie stock should be at least $15.00.

To accomplish this, our plan is to proceed in 2 steps:

Step 1         Sell all of the parts of Eskimo Pie, except the Eskimo Pie Brand.

Step 2 Sell the Eskimo Pie Corporation (with Eskimo Pie Brand and the cash proceeds from Step 1) to the buyer for the Eskimo Pie Brand. Since the Eskimo Pie Brand is the most valuable asset and has the lowest book value (due to being fully amortized over so many years), this will result in the lowest tax liability on the transaction.

The sum of the buyer's consideration for the cash from Step 1 and the Eskimo Pie Brand should be at least $15.00, representing full value for Eskimo Pie shareholders.

Since Yogen Fruz's average price on its stock is approximately $13.00, Yogen Fruz will only profit on its investment by returning a price higher than $13.00 for all shareholders.

The Potential Buyers For Eskimo Pie's Assets

The Break-Up Strategy is premised on a clear knowledge of the potential buyers for each of the parts of Eskimo Pie.

-----------------------------------------------------------------------------------------------------------------
Asset          Buyer                            Motivating Reasons
-----------------------------------------------------------------------------------------------------------------
Eskimo Pie     Nestle                           Nestle needs a brand for  chocolate-coated  ice cream bars, since
Brand          (or other, such as               their  Nestle  Crunch brand only has bars with crispy rice in the
               Suiza Foods)                     chocolate  coating.  Eskimo  Pie  would  fill a huge gap in their novelty portfolio. Also, as a chocolate company that produces its own chocolate coatings, Nestle would supply itself with chocolate coating  for  Eskimo  Pie  bars,  providing  a  major  additional synergy.
-----------------------------------------------------------------------------------------------------------------
Welch's        Welch's                          Welch's has declared its firm interest in buying back its license
License        (or other, such as               for fruit juice bars, and has for the past 4 months been actively
               Suiza Foods)                     exploring potential  co-packing  arrangements with manufacturers.
                                                As with chocolate coating for Nestle, Welch's would itself supply fruit juice concentrates directly to the manufacturer,  providing a major  synergy that would result in Welch's  making more profit on this line than Eskimo Pie does today.


               or


               Current Licensees of             These  licensees would retain their existing  production  volumes
               Eskimo Pie (including            and  also  increase  their  profit  on each  unit of  production.
               Dean Foods and                   Welch's has previously  approved these licensees as manufacturers
               Shamrock Foods)                  under the Welch's brand license.
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Asset          Buyer                            Motivating Reasons
-----------------------------------------------------------------------------------------------------------------
Weight         Nestle or                        For  both  Nestle  and  Unilever,  Weight  Watchers  presents  no
Watchers       Unilever (or other,              conflict with their existing brands. The Weight Watchers business
License        such as Suiza Foods)             would easily  synergize with their current  product lines and add
               or                               further   critical  mass  to  their   marketing  and   promotions
               Current Licensees of             functions.  Further,  both  companies  own their own plants which
               Eskimo Pie (including            would generate  additional  profits from production of the Weight
               Dean Foods and                   Watchers volume.
               Shamrock Foods)

                                                These  licensees would retain their existing  production  volumes and also increase their profit on each unit of production.
-----------------------------------------------------------------------------------------------------------------
Nabisco        Unilever (or other,              Unilever  already has Nabisco license for half gallons and pints.
Novelty        such as Suiza Foods)             This consolidation of all Nabisco brands in the hands of a single
License                                         licensee would be equally attractive to Unilever and Nabisco.
-----------------------------------------------------------------------------------------------------------------
Ingredients/   Gurnsey Bell, Star Kay           This business is easily synergized by any other existing supplier
Flavors        White, David Michaels,           of similar flavors and  ingredients,  including the several named
Business       others.                          vendors.
-----------------------------------------------------------------------------------------------------------------
Soft Serve     TCBY, YoCreme,                   Many  manufacturers  of soft serve mix would desire this business
Mix Business   Queensboro, Suiza                for the incremental  gallonage it would bring into their existing
               Foods, others.                   plant(s).
-----------------------------------------------------------------------------------------------------------------
Corporate      General                          Grubb & Ellis in Richmond, VA.  has advised us they have  a buyer
Office                                          at  $2.8 million.
Building
-----------------------------------------------------------------------------------------------------------------
Wrap Factory   General                          Prime  industrial  location just off of New Jersey  Turnpike/I-95
                                                (major north/south commercial artery for Northeast U.S.). Visible from Turnpike.
-----------------------------------------------------------------------------------------------------------------

Nestle Would Not Buy The Whole Company

     o Nestle has the license for Dole, which is the nation's #1 fruit juice bar brand.

     o We believe Nestle would not give up or jeopardize its license for the Dole Brand by buying the Welch's license.

     o Nestle used to be in the ingredient and packaging business, but sold this business to NDS. We believe Nestle would not re-enter this industry by acquiring Eskimo Pie's ingredients, flavors and packaging businesses.

     o Nestle is not in soft serve mix business, and Eskimo Pie's mix business is too small to warrant their getting into this category.

     o Nestle would not be likely to acquire the Nabisco novelty license, since this would involve it with a brand also marketed by Nestle's arch competitor Unilever, who holds the Nabisco half gallon and pint license.

Nestle would not be interested in buying these parts, or in paying full value for them only to have to take the time and energy to spin them off. As a result, Nestle would not pay fair value to acquire all of Eskimo Pie only to end up with the parts it would want (Eskimo Pie Brand and Weight Watchers License).

Unilever Would Not Buy The Whole Company


     o Unilever has the license for the Minute Maid brand from the Coca-Cola Company, and is contractually prevented from doing business under the Welch's license with which it conflicts.

     o One of Unilever's core brands world wide is Good Humor, the #1 brand for chocolate-coated stick novelties. The Eskimo Pie brand - the company's most valuable asset - exactly duplicates the Good Humor equity and product line, including Eskimo Pie's critical "sugar free" lines.

     o Unilever buys printed wraps from outside vendors more cheaply than Eskimo Pie's plant produces them. In any event, Unilever is focused on marketing brands, and appears to have no interest in vertical integration into packaging or ingredient supply businesses.

     o Unilever is not in the soft serve mix business, and to it this would be more of a commodity based business, as opposed to the brand driven consumer products it regards as its desired terrain.

Unilever would not be interested in buying these parts, or in paying full value for them only to have to take the time and energy to spin them off. Unilever would not pay fair value to acquire all of Eskimo Pie only to end up with the parts it would want (Weight Watchers or Nabisco Novelty License).

Other Buyers Would Not Buy The Whole Company


     o Welch's only wants their own Welch's brand business back. It is unlikely their investment banker (BT Capital) would finance the purchase of whole company.

     o Eskimo Pie's current licensees, similarly, would likely be unable to finance the purchase price for the whole company. However, they could finance the purchase of a part, such as Welch's and/or Weight Watchers.

     o Ingredients/Flavors companies, and soft serve mix companies, lack the experience, resources and desire to market brands to supermarkets, with the high capital requirements for advertising, promoting and slotting. That's why they would not buy the Eskimo Pie Brand or any of the Licensed Brands.

Each  potential  buyer  would bid  aggressively  for the parts it wants (just as
Yogen  Fruz  offered  top  dollar  ($8.5  million)  for  Weight  Watchers.   The
shareholders deserve a Board that will actively solicit and close such sales.

However, the current Board of Directors and Management - who rejected Yogen Fruz's top dollar offer for Weight Watchers - continue to operate as they have been doing, pursuing their failed growth plan (i.e. "investment spending" to build their brands).

Eskimo Pie's recently reported "increases" in sales and profits are contradicted
by  market  data   showing   declines  in  consumer   purchases  of  Eskimo  Pie
Corporation's products.

     o Eskimo Pie's revenues consist primarily of sales of ingredients, wraps and packaging to its licensees, who convert these into finished product and sell it to retailers.

     o For any given period, Eskimo Pie can artificially affect its sales and profits by shipping extraordinary amounts of packaging to the licensees, and booking the sales. (Packaging requires no refrigeration, so is inexpensive for licensees to store excess amounts. And we believe that Eskimo Pie gives them extra time to pay for these extra shipments.)

     o Over-loading the licensees with excess packaging creates the illusion of growth, but only temporarily. Actual sales to consumers are declining. Inevitably, the licensees will drastically reduce their purchases from Eskimo Pie in subsequent periods to balance off the prior "over shipments".

     o We believe that's what Eskimo Pie has done in the first and second quarters: loaded up its licensees with packaging they did not need to post temporary "increases" in sales and profits that will inevitably be reversed in subsequent periods.

We Believe Eskimo Pie's Reported "Increases" Camouflage Actual Declines In Sales And Profits

Eskimo Pie's current Board of Directors and Management stand to benefit from the fact that by the time Eskimo Pie would have to announce these decreases, it will be after the September 8 shareholders meeting - and too late to affect the shareholders' vote on the Yogen Fruz proposals. (Third Quarter results will not be announced before the meeting.)

We believe the only accurate picture of the true direction of sales and profits is what consumers are buying off the shelf, as revealed by scan data from the retailers' cash registers. IRI/Infoscan data proves that sales are way down versus last year on Eskimo Pie's core brands during the key sales period for the entire year:

     o    down in unit sales for the entire 2nd Quarter

     o    even further down in unit sales for the month of June

                             Eskimo Pie Corporation
                         Unit Sales Performance Decline
                         13 Weeks Ending June 27, 1999
                                   vs YR Ago


 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]


               Eskimo Pie                           -6.3%
               Welch                                -7.9%
               Nabisco SnackWell                   -45.3%
               Nabisco Oreo Bar                    -22.9%


Source: IRI

                             Eskimo Pie Corporation
                         Unit Sales Performance Decline
                          4 Weeks Ending June 20, 1999
                                    vs YR Ago


 [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL.]


               Eskimo Pie                          -10.2%
               Welch                               -16.3%
               Nabisco SnackWell                   -40.5%
               Nabisco Oreo Bar                    -39.2%


Source: IRI

We believe Eskimo Pie encouraged licensees to fill their warehouses with packaging on the basis that it was necessary to show growth in sales and profits to defeat Yogen Fruz's Proxy Challenge. We believe they were given to understand that if Yogen Fruz won, they could be hurt in 2 ways:

Threat #1      Yogen  Fruz,  upon the  change in  control,  would  cancel  their license  agreements and convert the business to its own customary
               "cost plus" way of doing business, possibly with its own manufacturers.

               This would mean a total loss of the business for the licensees, or - even if the held on to some of the volume - less profit per unit on everything they manufactured.

Threat #2      Yogen Fruz would sell the Eskimo Pie Brand and the License Brands to companies like Unilever, Nestle and Suiza, which have their own factories. This would definitely mean a loss of all of the volume.

Faced with these threats, we believe the licensees over-purchased packaging to allow Eskimo Pie to show an artificial growth in sales and profits.

Shareholders Must Liquidate Eskimo Pie

We believe that "artificial" results for the first and second quarters mask a downward trend in sales and profits on Eskimo Pie's core brands that will only continue to worsen in the future, causing continued erosion of shareholder value.

     o Eskimo Pie lacks critical mass to compete with novelty giants Unilever, Nestle and Suiza, and its sales and profits will decline due to its inability to promote its products as profitably as competitors Unilever, Nestle and Suiza.

     o Unilever, Nestle and Suiza have vastly more product's in distribution than Eskimo Pie. When they buy a co-op ad with a supermarket chain to promote their novelty items, they can amortize the cost of the ad across their entire line of offerings. Thus, they can pay more for the ad and, as a result, have bid up the cost of buying the ad for all manufacturers.

     o Eskimo Pie, with far fewer products, pays far more for its ad on a "per item" basis. In fact, Eskimo is increasingly unable to make a return on the cost of the ad, and so must promote its products less frequently and at less attractive retail price points.

     o As a result, sales to the consumer have suffered, and will continue to worsen as the competitive advantage of Unilever, Nestle and Suiza continues to grow.

Eskimo Pie's commitment to licensing vs. "cost plus" co-packing hurts Eskimo Pie competitively.

     o Unilever, Nestle and Suiza manufacture their own products themselves. Their profit on the manufacturing side - instead of going to a licensee - helps contribute to the profitability of their companies and to their ability to advertise and promote their brands to the consumer.

     o Thus, Eskimo Pie's brands are more valuable to Unilever, Nestle and Suiza than they are to Eskimo Pie, because Unilever, Nestle and Suiza would make much greater profits than Eskimo Pie on these brands, by manufacturing the products for themselves in their own plants, and by promoting them in full-line ads with all of their other items,

     o The same is also true for Welch's if it bought back its own brand. By co-packing on a "cost plus" basis, Welch's will have more money to promote and market their brand. And they would carry no additional overhead, but instead synergize the fruit juice bar business with the rest of the Welch's business.

     o The same is also true of Eskimo Pie's licensees: if they bought the Welch's brand, they would increase their profit on what they already produce, with out any increase in overhead.

Yogen Fruz Is  Committed  To One  Thing:  The Most Money For Its Stock In Eskimo
Pie.

Eskimo Pie Corporation, we believe, is doomed to suffer ever-deepening declines in sales and profits, due to its competitive disadvantages, and the resultant downward trend in consumer purchases of its products. The current Board of Directors and Management do not discuss this fact in what appears to be an attempt to save their jobs. This comes at the direct cost to shareholders in terms of lost shareholder value.

As The Largest Shareholder, Yogen Fruz's Only Interest Is In Getting The Assets Of Eskimo Pie Sold For The Highest Prices.

Yogen Fruz and its Nominees for the Board of Directors guarantee that they will accept no fees, salaries or other compensation for their services in managing Eskimo Pie through the process of selling of its assets for the benefit of its shareholders.

A Temporary Manager will serve at Yogen Fruz's expense until the process is successfully completed.

Yogen Fruz Only Gains If You Gain

Unless the liquidation proceeds exceed $13.00 per share, Yogen Fruz cannot earn any profit on our $7.5 million investment in the stock of Eskimo Pie. That is your guarantee that Yogen Fruz is in your corner in this fight to obtain full value for Eskimo Pie's shareholders.

By pledging that it will not purchase any assets of Eskimo Pie and by taking on the burden of administering this process - at Yogen Fruz's sole expense - Yogen Fruz guarantees that its interests are squarely aligned with yours, as shareholders of Eskimo Pie.

We firmly believe that shareholders will receive a return of at least $15.00 per share as a result of the break-up process described above. We would not seek your proxy to undertake this process unless we believed this result was achievable.

Please use the BLUE proxy card to vote FOR the Yogen Fruz Proposals, and discard the WHITE proxy card, to maximize the value of your investment in Eskimo Pie.

If you have already voted using the WHITE proxy card, you can CHANGE your vote to vote FOR the Yogen Fruz Proposals by signing, dating and returning the BLUE proxy card, which will then count as your vote.

                      [LETTERHEAD OF KAHN CONSULTING, INC.]




PRIVATE AND CONFIDENTIAL


                                   MEMORANDUM

To:              David Stein
From:            Jay Borow
Date:            August 16, 1999

Re:              Eskimo Pie Corp. Acquisition Issues

--------------------------------------------------------------------------------

You have retained my firm to assist you in certain market research as it pertains to the valuation of the component businesses of Eskimo Pie Corp. ("Eskimo"). In this regard, we have, along with you and Richard Smith, discussed with Delton Parks concepts of acquisitions in the ice cream and related novelty business. Our discussion with Mr. Parks occurred today by teleconference.

Delton Parks is the President of Country Fresh Dairies, a major subsidiary of Suiza Foods Corp. ("Suiza"), the Chief Operating Officer of the midwest division of Suiza, and a member of the Board of Directors of Suiza. In his capacity as an officer of Suiza, Mr. Parks has been involved in numerous acquisitions. In fact, the 1998 10-K of Suiza disclosed that the company was involved in 13 acquisitions in 1998 and 3 during the first 3 months of 1999 in the dairy industry. Even though not all of these transactions were in the ice cream and frozen novelty business, it would indicate that Mr. Parks does indeed have significant experience in acquisitions. (The other company that is making significant acquisitions in this industry is Dean Foods Company of Franklin Park, Illinois. The 1998 10-K of Dean Foods states that they have acquired 20 companies over the last 5 years).

Mr. Parks explained the following information:

     i. Suiza had been interested in acquiring Eskimo. Suiza chose not to make this acquisition primarily because Mr. Parks felt that acquiring the entire company - meaning all of Eskimo, including all of its different businesses and real estate would entail more effort than he and Suiza were prepared to devote to such a relatively small enterprise.

     ii. Mr. Parks still has an interest in acquiring certain components of Eskimo. Acquiring certain businesses of Eskimo is more attractive for Suiza than acquiring the entire business (i.e. all of the businesses of Eskimo).

     iii. Generally, acquisitions for businesses in this industry with no hard assets and no branded names have been selling for approximately 4 times cashflow.

     iv. Generally, acquisitions of on-going "branded" businesses in this industry have been selling for anywhere from 4 to 9 times cashflow and most recently in the 6 to 8 times cashflow range. This multiple contemplates the inclusion of hard assets and, of course, excludes any debt as components of the purchase.

     v. In computing cashflow in these instances, Mr. Parks indicated that the cashflow amounts that are used, are basically the target's cashflow.


Conclusion:

Based on this conversation with Mr. Parks, it appears that the valuation multiples that you have utilized in valuing certain components of the Eskimo business are appropiate or, perhaps, somewhat conservative. Your components and multiples are as follows:

        i.       Eskimo Pie Brand               2 times cashflow
        ii.      Welch's License                2 times cashflow
        iii.     Soft Serve Mix                 5.5 times cashflow
        iv.      Weight Watchers License        3.5 times cashflow
        v.       Nabisco Novelty License        2 times cashflow

It would appear from our conversation with Mr. Parks that a 4 to 8 times multiple for each of these components is appropriate for valuation purposes particularly since many of the Eskimo business components consist of well known national brand names.

BLUE PROXY


                             ESKIMO PIE CORPORATION
               ANNUAL MEETING OF SHAREHOLDERS -- SEPTEMBER 8, 1999

          THIS PROXY IS SOLICITED BY YOGEN FRUZ WORLD WIDE INCORPORATED
         IN OPPOSITION TO THE ESKIMO PIE CORPORATION BOARD OF DIRECTORS
                  AND FOR THE AMENDMENT OF ESKIMO PIE'S BY-LAWS


     The undersigned shareholder of Eskimo Pie Corporation ("Eskimo") hereby appoints Michael Serruya, Richard Smith and David Stein, each of them, proxies, with full power of substitution, in each of them, to vote all shares of Common Stock, par value $1.00 per share, of Eskimo that the undersigned is entitled to vote if personally present at the 1999 Annual Meeting of Shareholders of Eskimo to be held on September 8, 1998, and at any adjournments or postponements thereof as indicated below and in the discretion of the proxies, to vote upon such other business as may properly come before the meeting, and any adjournment or postponement thereof. The undersigned hereby revokes any previous proxies with respect to matters covered by this Proxy.

     YOGEN FRUZ WORLDWIDE INCORPORATED RECOMMENDS A VOTE FOR PROPOSALS 1 THROUGH 3.

PROPOSAL 1.    ELECTION  OF YOGEN  SLATE OF  DIRECTORS  to elect  the  following individuals as Directors of Eskimo until the 2000 Annual Meeting of Shareholders: Michael Serruya, Aaron Serruya, David Prussky,
               David M.  Smith,  David J.  Stein,  Benjamin  Raphan  and  Edward
               Obadiah.

[_]  FOR ALL NOMINEES LISTED ABOVE (except as marked to the contrary below)

[_]  WITHHOLD AUTHORITY TO VOTE FOR THE NOMINEES LISTED ABOVE

     (To withhold authority to vote for any individual nominee listed above, write that nominee's name in the space provided below)

PROPOSAL 2.    By Law  Amendment  with  respect  to  Rights  Agreement  to amend
               Eskimo's by-laws to require THE Eskimo Board of Directors to carry out a resolution authorizing partial or complete redemption or amendment to the Eskimo Rights Agreement, if such resolution is authorized and approved by affirmative vote of shareholders owning or having the right to vote at least a majority of the capital stock of Eskimo.

                 [_]  FOR        [_] AGAINST        [_] ABSTAIN

PROPOSAL 3.    By Law  Amendment  with  respect  to  Special  Meetings  to amend
               Eskimo's by-laws to allow the shareholders owning or having the right to vote at least 5% of the outstanding capital stock of Eskimo to call a special meeting of shareholders.

                 [_]  FOR        [_] AGAINST        [_] ABSTAIN


THIS PROXY, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 3 AND IN THE DISCRETION OF THE PROXIES, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                                            ----------------------------------
                                            (Date)

                                            ----------------------------------
                                            (Signature)

                                            ----------------------------------
                                            (Title)

                                            ----------------------------------
                                            (Signature, if held jointly)


When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. This Proxy votes all shares held in all capacities.


     PLEASE MARK, SIGN, DATE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE